Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Senior Vice
P.O. Box 626	President and Chief Financial
Bassett, VA 24055	Officer
(276) 629-6614 - Investors

Jay S. Moore, Director of
Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Declares Quarterly Dividend & Announces Board Appointments

(Bassett, Va.) – March 10, 2016– Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today that its Board of Directors has declared a dividend of $0.09 per share of outstanding common stock payable on May 27, 2016 to shareholders of record at the close of business on May 13, 2016. Also, the Company announced that its Board of Directors made the following appointments: Robert H. Spilman, Jr. was named Chairman, Paul Fulton was named Chairman Emeritus, Kristina Cashman was named Audit Committee Chair and William C. Warden, Jr. was named Lead Independent Director. Mr. Spilman has been the Company’s Chief Executive Officer since 2000, and Mr. Fulton, served as Chairman from 1997 to 2016 and was the Company’s Chief Executive Officer from 1997 to 2000. Ms. Cashman has been a Director and has served on the Audit Committee since 2007, and Mr. Warden, the immediate past Audit Committee Chair, has been a Director since 2004.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 91 company- and licensee-owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. Bassett is also growing its traditional wholesale business with more than 600 accounts in the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

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